Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of March 30, 2024 (the “Effective Date”), by and between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”) and Joseph Y. Chang, an individual (“Consultant”). The Company and Employee are sometimes hereinafter referred to as “party” or “parties.”

RECITALS

A.	Prior to the termination of Consultant’s employment, Consultant served as an Executive of the Company, pursuant to an employment agreement dated October 15, 2020 (the “Employment Agreement”).

B.	The Company desires to obtain certain rights related to Consultant and to retain Consultant as an independent contractor to provide certain consulting services to the Company.

C.	The Consultant is willing to grant such rights and provide such services pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.          Term. This Agreement shall commence on the Effective Date and shall continue for four years, unless otherwise terminated or extended (the “Consulting Term”). Either party may terminate this Agreement immediately if the other party commits a material breach of this Agreement. Upon termination of this Agreement, all obligations of the parties hereunder shall terminate except that (i) each party shall remain liable for any breach by such party of any covenant or obligation under this Agreement prior to the termination of this Agreement, and (ii) Consultant shall remain obligated and liable under the provisions of Sections 7.5, 7.7, 8, 9, 10, 12, 18 and 19, which shall survive the expiration or termination of this Agreement.

2.          Engagement.  The Company hereby engages Consultant as an independent contractor to provide certain rights and consulting services as set forth in Section 3 below (the “Rights and Consulting Services”) to the Company and its affiliated entities during the Consulting Term, and Consultant hereby accepts such engagement on the terms and conditions set forth herein.  Consultant may provide the Rights and Consulting Services as an individual in his own name, or through a business entity established for that purpose.  In the event that Consultant provides the Rights and Consulting Services through a business entity, then both Consultant and the business entity shall be subject to all of the obligations hereunder.

3.          Rights and Consulting Services.  During the Consulting Term, Consultant shall provide the following Rights and Consulting Services to the Company:

a.	Consulting services up to 10 hours per month;
b.	Service as a member (and Chairman as long as such role is mutually agreeable) of the Company’s Scientific Advisory Board (the standard duties of members of such Board are set forth in Exhibit A);

c.	Appearances and speaking engagements up to 10 days per year that comply with the Company’s approved product claims and scripts; and
d.	Full rights and authorization to use Consultant’s name and likeness for the Company’s marketing and other purposes.

Consultant and the Company anticipate that Consultant’s services will be less than 20% of a full-time employee’s services.

4.          Consulting Fees and Other Compensation. During the Consulting Term, the Company agrees to pay Consultant an annual consulting fee of $287,500 less any severance payments pursuant to Section 3 or 6 of the Executive Severance Policy (other than Accrued Rights, as defined in such policy) paid to Consultant during the year (the “Consulting Fee”). The Consulting Fee shall be paid in equal monthly installments. Consultant also is entitled to the following during the Consulting Term: (1) continued access and use of his office at the Company’s corporate headquarters; (2) continued use of the Company’s Red Ledges and Entrada properties pursuant to the same terms and conditions as the Company’s executive officers; and (3) a monthly payment by the Company to Consultant in the amount of $500.00 for supplemental Medicare or health insurance premiums. Consultant understands and agrees that he has the sole responsibility to contract for such insurance coverage, comply with the requirements of the insurance coverage, and pay all monthly premiums in the manner required by the insurer.  Consultant is not entitled to any additional benefits or perquisites, including but not limited to health insurance, life insurance, pension or retirement, vacation pay or sick pay, and Consultant acknowledges that the Company will not cover any medical expenses resulting from work-related injuries.

5.          Reimbursement of Expenses. The Company agrees to reimburse Consultant for, or pay directly, reasonable expenses Consultant incurs in connection with the services provided hereunder, provided such expenses have been approved in advance by the Company and Consultant submits adequate documentation for such expenses including receipts, the purpose of the expense, and the names of all persons who participated in any meetings or meals covered by such expenses.

6.          Independent Contractor. Consultant acknowledges that he is an independent contractor and the Company shall not be responsible to compensate Consultant for, or make any withholdings such as, FICA, worker’s compensation, unemployment taxes, or any other similar taxes or fees associated with employment.  Under no circumstances is Consultant to be considered an employee of the Company.

7.          Restrictive Covenants.

7.1        Definitions.  For purposes of this Agreement, the following defined terms shall have the meaning indicated:

(i)           “Competitive Business” shall mean Direct Selling.

(ii)          “Competing Entity” shall mean any entity or person that is engaged, directly or indirectly, in a Competitive Business.

(iii)        “Direct Selling” means (i) the multi-level marketing channel through which products and services are marketed directly to consumers through a sales force of independent contractors (including, without limitation, through person to person contact, via the telephone or through the Internet) who receive rewards or commissions based upon a compensation plan which contemplates a genealogical sales force of multiple levels, with such commissions paid for by (A) sales of products and services by such contractor, and/or (B) sales of products and services by other independent contractors in such contractor’s genealogical downline, and (ii)  a home-based business opportunity focused on selling products directly to the consumers.

(iv)        “Territory” shall mean those countries where the Company, or any of its affiliates, engages in business or sells products or plans to conduct business.  This definition is intended to reflect the Consultant’s knowledge about the operations and activities of the Company as a whole.

7.2        Non-Competition. Consultant shall not in any way, directly or indirectly, at any time during the Consulting Term, within the Territory: (i) engage in any Competitive Business; (ii) undertake to plan or organize any Competing Entity; (iii) become associated or connected in any way with, participate in, be employed by, render services to, or consult with, any Competing Entity (nor shall Consultant discuss the possibility of employment or other relationship with any Competing Entity); or (iv) own any direct or indirect interest in any other Competing Entity; provided, however, this limitation shall not be interpreted as prohibiting Consultant from investing in a Competing Entity that is a public company so long as such investment does not exceed 1% of the outstanding securities of such public company and Consultant discloses in writing to the Company (a) the name of the public company and the number of shares which he owns, and (b) any material change in Consultant’s ownership. This Section 7.2 shall not restrict the right of the Employee to practice law in violation of any applicable rules of professional conduct.

7.3        Non-Solicitation. Consultant shall not in any way, directly or indirectly, at any time during the Consulting Term solicit any employee, independent contractor, consultant or other person or entity in the employment or service of the Company or any of its respective subsidiaries or affiliates (each of the preceding, a “Group Company”), at the time of such solicitation, in any case to (i) terminate such employment or service, and/or (ii) accept employment, or enter into any consulting or other service arrangement, with any person or entity other than a Group Company.

7.4      Non-Endorsement. Consultant shall not in any way, directly or indirectly, at any time during the Consulting Term endorse any Competitive Business or competing product, promote or speak on behalf of any Competitive Business or competing product, or allow Consultant’s name or likeness to be used in any way to promote any Competitive Business or competing product.

7.5       Non-Disparagement. Consultant agrees that Consultant will not at any time make any maliciously untrue defamatory, libelous, or slanderous statements—meaning that the statement was made with knowledge of its falsity or with reckless disregard for its truth or falsity—about the Company, its products, or sales force. Nothing in this Agreement shall in any way limit Consultant from: (1) fully cooperating with any governmental investigation or inquiry or from responding fully and truthfully to any questions or information requests made by any government agency or entity in connection with such government investigation or inquiry, or from testifying truthfully or otherwise responding to legal process; or (2) personally, or helping others in, exercising protected rights, or reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the United States Department of Justice, the Securities and Exchange Commission, the NLRB, and any other agency, or making other disclosures that are protected under the NLRA or any whistleblower provisions of law or regulation.

7.6        Acknowledgement. Consultant acknowledges that the Rights and Consulting Services are critical and vital to the on-going success of the Company’s operation in each product category and in each geographic location in which the Company operates.  In addition, the Consultant acknowledges that Consultant’s experience with, and knowledge of the Company’s operations as a whole constitute skills and knowledge which are special, unique and extraordinary with respect to Consultant’s service to the Company.  Therefore, Consultant acknowledges that the non-competition, non-solicitation, non-endorsement and non-disparagement covenants hereunder are fair, reasonable and necessary to protect the legitimate business interests of the Company.  These covenants, and each of them, should be construed to apply to the fullest extent possible by applicable laws. Consultant has carefully read this Agreement, has consulted with independent legal counsel to the extent Consultant deems appropriate, and has given careful consideration to the restraints imposed by this Agreement. Consultant acknowledges that the terms of this Agreement are enforceable regardless of the manner in which this Agreement is terminated.

7.7         Remedies. Consultant acknowledges: (a) that compliance with the restrictive covenants contained in this Section 7 are necessary to protect the business and goodwill of the Company or its affiliates and (b) that a breach of the restrictive covenants contained in this Section 7 may result in irreparable and continuing damage to the Company or its affiliates, for which money damages may not provide adequate relief.  Consequently, Consultant agrees that, in the event that Consultant breaches or threatens to breach these restrictive covenants, the Company or its affiliates shall be entitled to (1) a preliminary or permanent injunction, without bond, to prevent the continuation of harm and (2) money damages insofar as they can be determined with respect to a material breach.  Nothing in this Agreement shall be construed to prohibit the Company or its affiliates from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

8.          Work Product. The Company shall have the sole proprietary interest in the work product produced by Consultant pursuant to the Rights and Consulting Services provided under this Agreement (the “Work Product”) in accordance with applicable laws.  Further, Consultant expressly assigns to the Company or its designee all rights, title and interest in and to all copyrights, patents, trade secrets, improvements, inventions, sketches, models and all documents related thereto, innovations, business plans, designs and any other Work Product developed by Consultant in connection with the Rights and Consulting Services in accordance with applicable laws. Consultant further agrees to promptly disclose any and all Work Product to the Company.

9.          Confidential Information. Consultant acknowledges that during the Consulting Term he may develop, learn and be exposed to information about the Company and its business, including but not limited to formulas, business plan and processes, financial data, vendor lists, product and marketing plans, sales force lists and other trade secrets which information is secret and confidential (“Confidential Information”). Consultant agrees that Consultant will not at any time during or after the Consulting Term, without the express written consent of the Company, disclose, copy, retain, remove from the Company’s premises or make any use of such Confidential Information except as may be required in the course of the Rights and Consulting Services.  At the end of the Consulting Term, or at the earlier request of the Company, Consultant shall promptly return to the Company all Confidential Information. Consultant expressly assigns to the Company or its designee all rights, title and interest in all Confidential Information. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information does not include any information which is currently in the public domain or which hereafter becomes public knowledge in a way that does not involve a breach of an obligation of confidentiality.

10.          Cooperation.  Consultant agrees that, upon the Company’s reasonable request, Consultant in good faith and using diligent efforts shall cooperate and assist the Company in any dispute, controversy or litigation in which the Company may be involved including, without limitation, Consultant’s participation in any court or arbitration proceedings, the giving of testimony, the signing of affidavits or such other personal cooperation as counsel for the Company may reasonably request.  Such cooperation shall not be unreasonably burdensome without reasonable compensation.

11.         Compliance with Laws.  Consultant agrees to comply with all applicable laws in the performance of his obligations under this Agreement.

12.         Indemnification. Consultant shall indemnify and hold the Company and its affiliates, and each of their respective officers, directors, employees and agents, harmless from any and all liabilities, damages, judgments, or expenses, including reasonable attorney’s fees, resulting or arising from, directly or indirectly, any acts or omissions by Consultant. Consultant further agrees to indemnify and hold each of the Company and its affiliates, and each of their officers, directors, employees and agents, harmless from any withholding tax, unemployment payments, fees, penalties, expenses, assessments or other liabilities that the Company or its affiliates may incur as a result of any determination or claim that Consultant is an employee of the Company.

13.         Assignment. This Agreement is for the unique personal services of Consultant and is not assignable or delegable in whole or in part by Consultant or the Company without the prior written consent of the other party; provided the Company may assign its rights and obligations hereunder to an Affiliate of the Company or in connection with the sale of its business, and provided Consultant may perform his personal services through a business entity established for those purposes.

14.        Waiver and Modification.  Any waiver, change, modification, extension, discharge, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and the party against whom enforcement of such waiver, change, modification, extension, discharge, or amendment is sought signs such document.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach of the same provision.

15.        Severability, Interpretation.  If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall nevertheless remain in full force and effect.  Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties based upon authorship of any of the provisions hereof.

16.        Reformation. The Company intends to restrict the activities of the Consultant only to the extent necessary for the protection of the legitimate business interests of the Company and its affiliates.  It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.  If the provisions of this Agreement should ever be deemed or adjudged by a court of competent jurisdiction to exceed the time or geographical limitations permitted by applicable law, then such provisions shall nevertheless be valid and enforceable to the extent necessary for such protection as determined by such court, and such provisions will be reformed to the maximum time or geographic limitations as determined by such court.

17.         Notices.  Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered personally, by certified or registered mail, postage prepaid, by private overnight courier, by facsimile (with a conforming copy sent by overnight mail), or by electronic mail to an address or fax number set forth below or to such other address as either party may designate from time to time according to the terms of this Section 17:

If to Consultant:	Joseph Chang
[Personal contact information redacted]
If to the Company:	Nu Skin Enterprises, Inc.
c/o General Counsel
75 W Center Street
Provo, Utah 84601
[Personal contact information redacted]

A notice delivered personally shall be effective upon receipt.  A notice sent by facsimile shall be effective the date delivered, provided confirmation of delivery is obtained and a copy is delivered by overnight mail, 24 hours after the dispatch thereof.  A notice delivered by private overnight courier or electronic mail shall be effective on the day delivered or if delivered by mail, the third day after the day of mailing.  Either party may change its address for purposes of this Section 17 by providing the other party notice as required herein.

18.        Attorneys’ Fees.  In the event of any action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in addition to any other relief to which such party may be entitled.

19.        Governing Law, Jurisdiction and Venue.  The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Utah.  Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Utah County, State of Utah or in any Federal District Court in Utah.

20.        Entire Agreement.  This Consulting Agreement, together with the Separation and Release Agreement entered into pursuant to the Company’s Executive Severance Policy, the Employment Agreement and the Key-Employee Covenants Agreement as amended by the Employment Agreement, and the agreements related to the Company’s deferred compensation plan, the Company’s 401(k) plan, and Consultant’s stock option agreements (the “Sole Agreements”), constitute the entire and sole agreements between Consultant and the Company and its affiliates.  No other promises or agreements have been made to Consultant or the Company other than those contained in the Sole Agreements. Consultant and the Company acknowledge that they have read this Consulting Agreement carefully, fully understand the meaning of the terms of this Consulting Agreement, and are signing this Consulting Agreement knowingly and voluntarily.  This Consulting Agreement may not be modified except by an instrument in writing signed by all of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

NU SKIN ENTERPRISES, INC.

/s/ Ryan S. Napierski
By:	Ryan S. Napierski
Its: President and CEO
2024-03-28

CONSULTANT

/s/ Joseph Y. Chang
Joseph Y. Chang
2024-03-28

EXHIBIT A
Scientific Advisory Board Member Duties

Scientific Advisory Board (“SAB”) Members’ principal duties are:

(a) Participate in SAB meetings, with the number and frequency of meetings to be at the discretion of the Company.

(b) Advise the Company on scientific issues pertaining to SAB Member’s areas of expertise.

(c) At the prior request of the Company, act as spokesperson for the Company on health issues that are related to SAB Member’s expertise.

(d) Provide the Company with ideas for the development of new products and for the improvement or expansion of existing Company products.

(e) Consult with research and development personnel from the Company on scientific matters.

(f) Support scientific meetings of mutual interest and inform NSEP of relevant scientific meetings and represent the Company at such meetings at the Company’s express request and expense.

(g) Provide such other services as the Company may request.

(h) Narrate and participate in the recording of audio and videotapes, the subject matter of which will be the Company's products; including videos, audios, test statements for the Company’s website and marketing brochures.

(i) Participate in the Company’s distributor meetings and conventions if requested by the Company and if a mutually agreeable time can be established.

(j) Be available for calls.